Exhibit 10.23





November 13, 1997


Mr. Roger N. Stivers
Temtex Industries, Inc.
5400 LBJ Freeway, Suite 1375
Dallas, Texas 75240

Dear Mr. Stivers:

This letter is to acknowledge that Temtex Industries, Inc. has breached paragraph 7.5 of its Business Loan Agreement dated May 1, 1996, between the Borrower and Bank of America Texas, N.A.. Paragraph 7.5 of the Business Loan Agreement mandates the Borrower maintain a positive net income for each fiscal year end. Temtex Industries was unable to perform under this covenant for the fiscal year ended August 31, 1997.

The Bank waives compliance with the breached covenant through August 31, 1997 predicated on the receipt by the Bank of a $1,000.00 waiver fee indicated in paragraph 2.2 of the Business
Loan Agreement.

This waiver applies only to the breached covenant. This waiver does not apply to any other breach that may now exist or may occur after the date of this waiver with respect to the breached covenant or any other term, condition, or covenant of the Agreement. All other term, condition, or covenant of the Agreement. All other terms and conditions of the Agreement remain unchanged.



Sincerely,




Donald P. Hellman
Vice President